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EXHIBIT 99.1

News
Contact: Robert W. Grupp (Media) 610-738-6402 rgrupp@cephalon.com
Robert S. (Chip) Merritt (Investors) 610-738-6376 cmerritt@cephalon.com

For Immediate Release

Cephalon Reacquires Rights to ACTIQ® in Key European Markets
Deal Further Strengthens International Marketing Presence

        WEST CHESTER, PA—October 3, 2002—Cephalon, Inc. (Nasdaq: CEPH), an international biopharmaceutical company, announced today that it has reacquired all rights to its cancer pain product ACTIQ® (oral transmucosal fentanyl citrate) [C-II] in 12 countries, principally in Europe, from Elan Pharma International Limited, a subsidiary of Elan Corporation, plc (NYSE: ELN).

        Under the agreement, Cephalon reacquired rights to ACTIQ in Austria, Belgium, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Switzerland, United Kingdom, Philippines, and Taiwan and paid Elan $50 million in cash. Cephalon already markets ACTIQ in the United States and will market the drug directly in the UK, Germany, and France.

        ACTIQ was granted marketing authorization in 16 European countries in June 2001 via the EU Mutual Recognition Procedure. ACTIQ had been marketed by Elan in the United Kingdom since January 2001 and in Germany and Ireland since early 2002. Elan acquired ACTIQ marketing rights from Anesta Corp. in December 1999. Cephalon acquired Anesta in October 2000.

        "By reacquiring ACTIQ rights, we achieve another milestone in our strategy of consolidating worldwide rights to our key products," said Frank Baldino, Jr., Chairman and CEO of Cephalon. "Our experience with ACTIQ will enable us to effectively position the product in these European territories. We believe ACTIQ will be an important product for our European business."

        In the United States, prescriptions and sales of ACTIQ are projected to double this year compared to 2001, making ACTIQ one of the fastest growing drugs in Cephalon's product portfolio. For the six months ended June 30, 2002, Cephalon reported sales of ACTIQ were $47.8 million, a 193 percent increase over sales of $16.3 million in the first half of 2001.

        In the past year, Cephalon has expanded its international business and now holds European and Asian rights to all three of its U.S. products: PROVIGIL |(modafinil) tablets [C-IV], ACTIQ, and GABITRIL | (tiagabine hydrochloride). In January 2002, Cephalon acquired worldwide rights to GABITRIL (excluding Canada, Latin America, and Japan). In December 2001, Cephalon purchased Laboratoire L. Lafon and acquired control of worldwide rights to its flagship product PROVIGIL.

  ACTIQ

        ACTIQ is the first drug approved for the management of breakthrough pain. ACTIQ is indicated for patients with malignancies who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain. ACTIQ utilizes a novel oral transmucosal system (OTS) that delivers the potent pain reliever fentanyl using a soluble lozenge that is attached to a handle and rubbed by patients on the inside of their cheeks. Side effects are typical of all opioid products and include somnolence, nausea, vomiting, and dizziness.

  Cephalon, Inc.

        Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

        Cephalon currently employs more than 1,200 people in the United States and Europe. U.S. sites include the company's headquarters in West Chester, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah. Cephalon's major European offices are located in Guildford, England, Munich, Germany, and at Laboratoire L. Lafon in Maisons-Alfort, France.

        The company currently markets three proprietary products in the United States: PROVIGIL, ACTIQ, and GABITRIL, and more than 20 products internationally. Further information about Cephalon and full prescribing information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-5855.

        In addition to historical facts or statements of current condition, this press release contains forward-looking statements. Forward-looking statements provide Cephalon's current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, including its ability to favorably position ACTIQ in Europe, sales and earnings projections, the importance of ACTIQ to Cephalon's European territories and other statements regarding matters that are not historical facts. Cephalon's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties such as those set forth below and in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements ultimately may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The U.S. Private Securities Litigation Reform Act of 1995 permits this discussion.

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Cephalon Reacquires Rights to ACTIQ® in Key European Markets Deal Further Strengthens International Marketing Presence